RULE 424(b)(3)
                                                        SEC FILE NO.:  333-82415

                                 ENDOCARE, INC.
                                   _________

                      SUPPLEMENT NO. 1 DATED JUNE 28, 2000
                        TO PROSPECTUS DATED JULY 19, 1999

     This Supplement No. 1 is a part of and should be read in connection with the prospectus of Endocare, Inc., a Delaware corporation, dated July 19, 1999 (the "Prospectus"). Capitalized terms used but not defined in this Supplement No. 1 have the meanings given to them in the Prospectus.

     The purpose of this supplement is to reflect the fact that Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. have transferred beneficial ownership of a portion of their shares offered by the Prospectus to Brown Simpson Partners I, Ltd. The table below amends the selling stockholders chart on page 10 of the Prospectus to reflect the transfer to Brown Simpson Partners I, Ltd. as a selling stockholder.




                                               SHARES OF         PERCENT OF       SHARES OF
                                              COMMON STOCK      COMMON STOCK     COMMON STOCK
                                              BENEFICIALLY      BENEFICIALLY    OFFERED IN THIS
                                             OWNED PRIOR TO    OWNED PRIOR TO      OFFERING
NAME OF SELLING STOCKHOLDER                   THIS OFFERING    THIS OFFERING**     --------
---------------------------                   -------------    ---------------
Brown Simpson Strategic Growth Fund, Ltd.(1)          15,668                *            15,668
Brown Simpson Strategic Growth Fund, L.P.(1)           9,201                *             9,201
Brown Simpson Partners I, Ltd.(1)                  1,759,774            11.8%         1,759,774


     *   Less  than  1%.
     **  Based  on  13,185,358  shares  outstanding  as  of  June  23,  2000.

     Additionally, footnote 1 to the selling stockholders chart in the Prospectus is restated as follows:

(1)     Brown  Simpson  Strategic  Growth  Fund,  Ltd.,  Brown Simpson Strategic
Growth Fund, L.P. and Brown Simpson Partners I, Ltd. (collectively, the "Brown Simpson Funds") have acquired, or may acquire, the shares of common stock offered by this prospectus upon conversion of or interest payments on 7%
Convertible Debentures (the "Debentures") issued by Endocare to the Brown Simpson Funds on June 7, 1999 and May 5, 2000. On June 7, 1999, Endocare received $5,000,000 from the sale of Debentures to Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. The $5,000,000 aggregate principal amount of the Debentures plus accrued interest were converted into common stock at $5.125 per share on April 7, 2000. On May 5, 2000, Brown Simpson Partners I, Ltd. purchased an additional $5,000,000 in principal amount of Debentures pursuant to an option which was granted to the Brown Simpson Funds under the original financing arrangement. These additional $5,000,000 of Debentures are convertible into common stock at $6.75 per share (subject to adjustment in certain circumstances). In addition, interest on these additional Debentures may be paid in common stock. The Debentures and a summary of their terms are included in Endocare's Current Reports on Form 8-K filed with the SEC on June 14, 1999 and May 15, 2000, copies of which may be obtained as described in this prospectus under "Where You Can Find Additional Information." The number of shares of common stock owned by the Brown Simpson Funds includes the aggregate number of shares of common stock which may be obtained by the Brown Simpson Funds upon conversion of all 7% Convertible Debentures issued by Endocare to the Brown Simpson Funds. However, the Brown Simpson Funds are not currently the beneficial owners of all of such shares of common stock.

     All other information contained in the selling stockholders chart, and the footnotes for the selling stockholders other than the Brown Simpson Funds, remain unchanged and continue in effect as currently written in the Prospectus.